Exhibit-99.(d)(1)(u)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of January 29, 2001 (the "Assignment and Assumption Agreement"), by and between Kanders & Company, Inc., a New York corporation ("Assignor"), and Warren B. Kanders, an individual ("Assignee").

      WHEREAS, Assignor desires to assign to Assignee all of its rights and obligations under the agreements listed on Schedule 1 hereto (the "Assigned Agreements"), and Assignee desires to assume all of Assignor's obligations under the Assigned Agreements;

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms, conditions, and limitations of this Assignment and Assumption Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

      1. Assignment. Assignor does hereby sell, assign, transfer, convey, deliver, grant, and set over unto and vest in Assignee, its successors and assigns forever all of Assignor's right, title, and interest in and to the Assigned Agreements.

      2. Assumption. Assignee hereby assumes all of Assignor's obligations under the Assigned Agreements and agrees to be bound to the terms thereof in all respects as if he were the original party thereto.

      3. Release.  Each of OrthoStrategies,  Inc.,  OrthoStrategies  Acquisition
Corp., Andrew H. Meyers, and Greg Nelson irrevocably releases and forever discharges, Assignor from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to or arising under the Assigned Agreements.

      4. Successors and Assigns. This Assignment and Assumption Agreement shall be binding upon and will inure to the benefit of Assignor and Assignee and their respective successors and assigns.

      5. No Third Party Beneficiaries. This Assignment and Assumption Agreement is solely for the benefit of the Assignee and the Assignor and their respective successors and assigns and is not for the benefit of, or enforceable by, any third party.

      6. Governing Law; Jurisdiction; Venue. This Assignment and Assumption Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. This Assignment and Assumption Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York.

      7. Further Assurances. Each of the parties shall upon request by the other execute and deliver all such further documents or instruments as may be required in order to give effect to the purpose and intent of this Assignment and Assumption Agreement.

      8. Section Headings. The section headings used herein are for reference and convenience only, and will not enter into the interpretation hereof.

      9. Notices. Any notice given under this Assignment and Assumption Agreement shall be in writing and shall be sent to the following addresses:



If to Kanders & Company, Inc.                   If to Warren B. Kanders:
Two Soundview Drive                             Two Soundview Drive
Greenwich, CT 06830                             Greenwich, CT 06830


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption Agreement as of the date first written above.



Kanders & Company, Inc.

By: /s/ Warren B. Kanders                       /s/ Warren B. Kanders
    ---------------------                       ---------------------
    Name:  Warren B. Kanders                        Warren B. Kanders
    Title: President



ACCEPTED AND AGREED WITH
RESPECT TO SECTION 3 HEREOF:

OrthoStrategies, Inc.                        OrthoStrategies Acquisition Corp.

By:   /s/ Andrew H. Meyers                By:  /s/ Greg Nelson
      -----------------------                  ------------------
      Name:  Andrew H. Meyers                  Name:  Greg Nelson
      Title: President                         Title: President

      /s/ Andrew H. Meyers                     /s/ Greg Nelson
      --------------------                     ---------------
          Andrew H. Meyers                         Greg Nelson

                                   SCHEDULE 1

1. Letter Agreement among OrthoStrategies, Inc., Andrew H. Meyers, Kanders & Company, Inc., and Greg Nelson captioned "Commitment to Fund".

2. Letter Agreement among OrthoStrategies, Inc., OrthoStrategies Acquisition Corp., Andrew H. Meyers, Greg Nelson, and Kanders & Company, Inc. captioned "The Langer Biomechanics Group, Inc.; Agreement to Assign Certain Rights".

3. Letter Agreement among OrthoStrategies, Inc., OrthoStrategies Acquisition Corp., Andrew H. Meyers, Greg Nelson, and Kanders & Company, Inc. captioned "The Langer Biomechanics Group, Inc.; Best Efforts Agreement".

4.    Letter  Agreement  among Andrew H. Meyers,  Kanders & Company,  Inc.,  and
      Langer Partners, LLC captioned "The Langer Biomechanics Group, Inc.; Exercise of Options; Loan".